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                                                                 EXHIBIT 10.12




                               DMS-MTX CELLULAR

                               SUPPLY AGREEMENT

                                    BETWEEN

                     YOUNGSTOWN CELLULAR TELEPHONE COMPANY

                                      AND

                             NORTHERN TELECOM INC.
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                               TABLE OF CONTENTS
  SECTION                                                                 PAGE
  -------                                                                 ----

1.  DEFINITIONS                                                              1
2.  SCOPE                                                                    4
3.  PURCHASE ORDERS                                                          5
4.  PRICE                                                                    6
5.  PAYMENT                                                                  6
6.  DELIVERY, RISK OF LOSS, TITLE                                            8
7.  WARRANTIES, REMEDIES AND LIMITATION OF WARRANTIES AND                    9
    REMEDIES AND DISCLAIMERS OF WARRANTIES AND LIABILITY
8.  FORCE MAJEURE                                                           12
9.  PATENT OR COPYRIGHT INFRINGEMENTS                                       12
10. SOFTWARE LICENSE                                                        13
11. SOFTWARE UPDATES                                                        15
12. REMEDIES                                                                15
13. BUYER'S RESPONSIBILITIES                                                17
14. TESTING, TURNOVER AND ACCEPTANCE                                        17
15. COVERAGE, INTERFERENCE AND THIRD-PARTY FACILITIES                       18
16. REGULATORY COMPLIANCE                                                   19
17. CHANGES                                                                 19
18. CONDITION OF INSTALLATION SITE(S)                                       21
19. RELEASE OF INFORMATION                                                  21
20. CONFIDENTIALITY                                                         21
21. INTERCONNECTION TO SWITCH                                               22
22. EQUIPMENT CHANGES                                                       23
23. ANNEXES                                                                 23
24. GENERAL                                                                 23

ANNEXES
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ANNEX 1 - EQUIPMENT/PRICING
ANNEX 2 - STATEMENT OF WORK/SAMPLE PROJECT SCHEDULE
ANNEX 3 - DMS-MTX ACCEPTANCE CRITERIA
ANNEX 4 - TURNOVER AND ACCEPTANCE NOTICES
ANNEX 5 - SELLER WARRANTY SERVICES
ANNEX 6 - SOFTWARE LICENSE
ANNEX 7 - DOCUMENTATION


























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                            NORTHERN TELECOM, INC.
                               DMS-MTX CELLULAR
                               SUPPLY AGREEMENT


AGREEMENT dated June 1, 1996, by and between Youngstown Cellular Telephone Company (hereinafter referred to as "Buyer") a Partnership with offices located at 3910 South Avenue, Youngstown, Ohio 44512-1399 and Northern Telecom Inc., a Delaware corporation with offices located at 2435 N. Central Expressway, Richardson, Texas 75080 (hereinafter referred to as "NTI" or "Seller").

                                  WITNESSETH:

In consideration of the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

1.        DEFINITIONS

          As used herein, the following capitalized terms have the following meanings:

1.1 "CELL SITE" shall mean any Seller-engineered Hardware and Software comprised of Seller radios and common equipment, but not Switch or Switch-related equipment.

1.2 "COMMISSIONING" shall mean the on-site testing of Equipment installed by Seller in accordance with Seller's Acceptance Criteria set forth in Annex 3 hereof.

1.3 "DOCUMENTATION" shall mean System documentation, whether in written or electronic form, delivered to Buyer in the medium set forth in Buyer's Purchase Order, such media being more fully described in Annex 7, "Documentation." All Documentation delivered to Buyer shall be subject to any copyright and confidentiality restrictions.





























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1.4       "EQUIPMENT" shall mean either singularly or collectively the
          NTI-manufactured 800 MHz Hardware and Software products provided hereunder. The terms of this Agreement applicable to "Equipment" shall also be deemed to apply to OEM Equipment, unless otherwise expressly excluded in this Agreement and subject to the limitations set forth in Section 2.1.4 hereof.

1.5 "EXPANSION" shall mean Equipment (which may in certain circumstances include a Cell Site) added to a System after Turnover that is beyond the wired-for System capacity as provided in its original configuration, and which Equipment requires Seller engineering and Installation/Commissioning Services.

1.6 "HARDWARE" shall mean the NTI hardware components listed in Annex 1 as may comprise a System, an Expansion, a Cell Site, or Merchandise.

1.7       "INSTALLATION" shall mean the installation of Equipment by Seller.

1.8 "INSTALLATION SITE" shall mean the location (contiguous United States) specified in Buyer's Purchase Order for Installation of a Switch and/or Cell Sites.

1.9 "MERCHANDISE" shall mean miscellaneous components of Hardware, with respect to which no engineering, Installation, or Commissioning are to be provided by Seller.

1.10 "OEM EQUIPMENT" shall mean miscellaneous items of non-NTI equipment made available for sale to Buyer by Seller under this Agreement, not integrated into the Hardware during the manufacturing process.

1.11 "PROJECT SCHEDULE" shall mean those delivery, installation and/or in-service dates, as applicable, proposed by Buyer and accepted by Seller.

1.12 "PURCHASE ORDER" shall mean any Purchase Order issued by Buyer hereunder to Seller pursuant to Section 3 of this Agreement.




























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1.13      "SERVICES" shall mean those services performed by Seller under this
          Agreement.

1.14 "SHIP DATE" shall mean the scheduled date agreed upon by Buyer and Seller as the date on which the appropriate Equipment shall be shipped.

1.15 "SOFTWARE" shall mean the proprietary and/or third party software computer programs (consisting of firmware and logic instructions in machine-readable code residing in, or intended to be loaded in System memories which provide basic logic, operating instructions and user-related application instructions, but excluding customer data) as well as associated documentation used to describe, maintain and use the programs which are integral to any Hardware furnished to Buyer. Any reference herein to Equipment or Software being "sold," "purchased" or the like is understood to be a reference in fact to the program being licensed.

1.16 "SPECIFICATIONS" shall mean the specifications and performance standards of the Hardware, Software and System as set forth in the applicable sections of Northern Telecom Practices ("NTPs"), incorporated herein by reference. Seller shall have the right, at its sole discretion to modify, change or amend the Specifications at any time during the term of this Agreement.

1.17      "SWITCH" shall mean a DMS-MTX 800 MHz switching component.

1.18 "SYSTEM" shall mean the combination of a Switch and one or more Cell Sites furnished hereunder requiring Seller engineering and Installation/Commissioning Services.

1.19 "TERM" shall mean the period commencing on the date first set forth above (hereinafter "Effective Date") and ending thirty-six (36) months therefrom, unless terminated earlier in accordance with the terms and conditions hereof, or unless extended by the mutual written consent of the parties hereto.

1.20 "TURNOVER" shall mean that time when Seller has completed Installation and Commissioning of a Switch, Cell Site or Expansion and turns over such equipment for Buyer's placing into service.
























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1.21      "WARRANTY PERIOD" shall mean:

1.21.1 With respect to the Hardware engineered, furnished and installed by Seller, a period of twelve (12) consecutive months from the date of Turnover.

1.21.2 With respect to Cell Sites not installed by Seller, thirteen (13) consecutive months from the shipment date.

1.21.3 With respect to the Software, a period of twelve (12) consecutive months from the date of Turnover.

1.21.4 With respect to Merchandise, a period of ninety (90) consecutive days from the shipment date of that Merchandise.

2.        SCOPE

2.1 During the Term, in accordance with an appropriate Purchase Order issued by Buyer for Equipment and/or Services, Seller shall:

2.1.1 engineer, deliver, install (or have installed) and Commission the Equipment for use in the continental United States;

2.1.2 grant to Buyer a nonexclusive license to use all Software associated with, and integral to, Hardware purchased by Buyer hereunder, which license shall continue beyond the Term, in accordance with Annex 6 attached hereto;

2.1.3 carry out the Installation of Equipment at the applicable Installation Site substantially in accordance with the Sample Project Schedule set forth in Annex 2 and in accordance with the relevant Purchase Orders;

2.1.4 furnish OEM Equipment to Buyer at prices to be quoted by Seller and in accordance with such OEM vendor's then-current terms, conditions and specifications.

2.2 During the Term, in accordance with appropriate Purchase Order(s) issued by Buyer and accepted by Seller, Buyer shall:

























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2.2.1     purchase Seller Hardware, Software products, engineering,
          Installation and commissioning Services totaling not less than twenty (20) million dollars ($20,000,000) net price ("Volume Purchase Commitments") during the Term, to qualify for the discounts set forth in Section 1.1 of Annex 1, ("Volume Discount.

2.2.2 Should Buyer fail to meet the obligations under the Commitment, then Buyer shall pay to Seller a termination charge, as set forth in
          Section 1.2 of Annex 1, for the balance of the Commitment that remains at the end of the Term. Such amount shall be due and payable within thirty (30) days following the date of Seller's invoice therefor.

2.3 If and when Buyer wishes to purchase CDMA 800 MHz products from Seller during the Term of this Agreement, Seller and Buyer will in good faith negotiate an amendment to this Agreement containing terms and conditions applicable to such products to accommodate the sale and purchase of such products, as mutually agreed to by Buyer and Seller.

3.        PURCHASE ORDERS

3.1 Each Purchase Order for Equipment and/or Services issued during the Term of this Agreement, or as it may be extended, shall be governed by the terms and conditions of this Agreement, and shall incorporate these terms and conditions by reference. Buyer hereby expressly agrees that except for non-conflicting administrative terms as provided below, any additional or preprinted terms or conditions on the applicable Purchase Order, shall be null, void and of no effect. Each such Purchase Order shall specify:

3.1.1 The description of the ordered Equipment and/or Services, including any identification referenced in the price list herein attached as Annex 1;

3.1.2     Requested place and date of delivery as previously agreed by Seller;

3.1.3 Applicable Price for the ordered Equipment and/or Services as set forth in Annex 1 or as may be separately quoted by Seller from time to time;
























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3.1.4     Prices for Equipment engineering, installation and testing to be quoted by Seller, together with a mutually agreed Installation and Turnover schedule;

3.1.5     Installation Site(s) where applicable;

3.1.6 Other appropriate information as may be required by Seller necessary to fill the Purchase Order such as Buyer's floor plan and frequency plan; and

3.1.7 Location to which the applicable invoice shall be rendered for payment.

3.2 Any Purchase Order issued by Buyer and not rejected in writing within ten (10) business days after receipt by Seller shall be deemed accepted.

4.        PRICE

4.1 The price ("Price") for any Equipment shall consist of (i) unit list prices for Hardware and Merchandise, as set forth in Annex 1; (ii) license fees to use the Software associated with such Hardware, as set forth in Annex 1; and (iii) for OEM Equipment and Services, the Prices as may be quoted by Seller from time to time.

4.2 Unless otherwise specified, the Prices set forth in Annex 1 are exclusive of it Seller's charge for any Services associated therewith.

4.3 The Prices are exclusive of any taxes, which shall be the responsibility of Buyer pursuant to Section 5.4 hereof.

5.        PAYMENT

5.1 With respect to Purchase Orders for Equipment that include Installation Services therefor, Buyer shall pay to Seller the appropriate Price in accordance with the following schedule:

5.1.1 100% of the Purchase Order Price shall be invoiced by Seller upon shipment of the Switch in the case of a System Installation or, in the case of an Expansion or Cell Site installation, upon shipment of the major components to the Installation Site. Such payment shall be paid to Seller within thirty (30) days following the date of Seller's invoice therefor.





















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5.2       Any additional monies that become due to Seller (including, without limitation, Merchandise orders, Service orders, such items as are described in Section 5.4, Equipment purchases wherein Installation is not provided by Seller, and OEM Equipment not part of the original System order) shall be invoiced one hundred percent (100%) upon shipment, or upon completion of Services performed, and paid to Seller by Buyer within thirty (30) days of Seller's invoicing Buyer therefor. In the case of a phased Installation, or if portions of an Installation are delayed due to no fault of Seller, Seller may invoice on a per Installation Site basis upon completion of the applicable milestone event.

5.3 All past due amounts (collectively, "Past Due Amounts") shall bear interest at the rate of one and one-half percent (1 1/2%) per month (or such lesser rate as may be the maximum permissible rate under applicable law), beginning with the date on which the applicable Past Due Amount was due and payable.

5.4 Except for any franchise tax or any tax assessed on Seller's net income, Buyer shall pay to Seller the amount of any sales and/or use tax, duty, excise tax, fee or similar charges which Seller may be required to pay because of its performance of this Agreement. Personal property taxes assessable on the Equipment shall be the responsibility of Buyer. To the extent Seller is required by law to collect such taxes (state or local), one hundred percent (100%) thereof shall be added to invoices as separately stated charges and paid in full by Buyer, unless the Buyer is exempt from such taxes and furnishes Seller with a certificate of exemption prior to issuance of invoice in a form reasonably acceptable to Seller. Buyer shall hold Seller harmless from any and all subsequent assessments levied by a proper taxing authority for such taxes, including any interest, penalties or late charges due to Buyer's failure to perform hereunder.

5.5 Until the total Price for each Purchase Order is paid to Seller, Seller shall retain and Buyer hereby grants to Seller a purchase money security interest in the Equipment, as applicable, and Buyer shall cooperate with Seller in perfecting such interest.


























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5.6       Prior to payment in full of the Price and all additional monies due to Seller, without written permission of Seller, Buyer shall not sell or lease Equipment purchased by it, or assign any license to use the Software, or allow any liens or encumbrances to attach to any such Equipment, or remove such Equipment or Software from the Installation Site (if applicable).

5.7 Seller reserves the right to require reasonable assurances of payment by Buyer, e.g., funded financing by a financial institution acceptable to Seller or letter of credit from a reputable bank provided by Buyer to Seller not later than thirty (30) days prior to the scheduled Ship Date. Seller may, from time to time, evaluate Buyer's credit standing, and on that basis, establish a credit limit to accommodate Buyer's issuance of Purchase Orders as herein provided. Buyer shall provide any reasonable assistance requested by Seller necessary for Seller to make such evaluation.

6.        DELIVERY, RISK OF LOSS, TITLE

6.1 Equipment shall be shipped F.O.B. the place of shipment with freight charges prepaid and invoiced back to Buyer, except that in the case of a Switch purchase or a Cell Site purchase that includes the E, F, and I option, Seller we be responsible for freight charges. Seller will select the method and common carrier for shipment unless otherwise specified by Buyer on the Purchase Order, in which case, Buyer will be responsible for any additional premium freight charges.

6.2 Title and risk of loss or damage to any Equipment furnished by Seller to Buyer in accordance with this Agreement shall pass to Buyer upon delivery. Seller warrants to Buyer that such title shall be good and clear title, free and clear of all liens and encumbrances. The foregoing notwithstanding, title to Software shall not pass to Buyer at any time.

6.3 Not later than thirty (30) days prior to the earliest Ship Date relating to any of the items covered by the applicable Purchase Order Buyer may notify Seller that Buyer (i) does not wish to receive shipment of any Equipment on the date set forth in such Purchase Order, or (ii) that Buyer's facilities are not prepared pursuant to Annex 2 hereof in sufficient time for Seller to























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          make delivery pursuant to the date set forth in the applicable
          Purchase Order. In such case Seller shall have the right to place such Equipment in storage and Buyer shall be liable for all additional transportation, demurrage, loading, storage, and associated costs thereby incurred by Seller. The shipment of Equipment to a storage location as provided in this Section 6.3 shall be deemed to constitute shipment of the Equipment for purposes of invoicing, passage of title and risk of loss, and commencement of the Warranty Period.

7.        WARRANTIES, REMEDIES AND LIMITATION OF WARRANTIES
          AND REMEDIES AND DISCLAIMERS OF WARRANTIES AND LIABILITY

7.1       Hardware and Services Warranty

7.1.1 Seller warrants that during the Warranty Period, the Hardware furnished under this Agreement shall be free from defects in material and workmanship, and shall conform to the applicable portions of the Specifications, and that the Services furnished under this Agreement shall be performed in a professional and workmanlike manner. Any and all claims for breach of this warranty are conclusively deemed waived unless made during the Warranty Period. Performance of Seller's obligations hereunder shall not extend the Warranty Period, except that any Hardware and/or Services repaired, replaced or corrected during the Warranty Period shall continue to be warranted for the balance of the Warranty Period.

7.1.2 Seller's sole obligation and Buyer's exclusive remedy under this warranty are limited to the replacement or repair, at Seller's option, of the defective component of the Hardware, or the correction of the faulty Services. Such replacement Hardware may be new or reconditioned to perform as new, at Seller's option. Buyer shall bear the risk of loss and damage and all transportation costs for defective Hardware shipped to Seller; and Seller shall bear the risk of loss and damage and all transportation costs for replacement Hardware shipped to Buyer. Title to defective or replacement Hardware shall pass to Seller or Buyer, as appropriate, upon receipt thereof.


























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7.2       Software Warranty

          Seller warrants that, provided the Software is not altered by Buyer, and provided the Software is used in conjunction with the DMS-MTX Hardware purchased under this Agreement and such Hardware has been maintained in accordance with Seller's recommended maintenance procedures, the Software shall function during the Warranty Period without defects which materially affect Buyer's use of the Software in accordance with Seller's Specifications for the Software. In the event the Software fails to so perform and Buyer's use of the System is materially affected by such failure, Buyer's exclusive remedy under this warranty is to require Seller to correct such failure and such remedy is conditioned upon Seller's receiving written notice within the Warranty Period (or oral notice promptly confirmed in writing) of such failure. The correction of any Software failure shall not extend the Software Warranty Period.


7.3       Response Services/Time

7.3.1 During the Warranty Period, Seller's technical assistance service ("TAS") department shall provide reasonable assistance in the investigation and resolution of service-affecting problems. If such assistance is requested by Buyer, Buyer agrees to follow Seller's standard policies and procedures related to such TAS services as set forth in Annex 5, "Seller Warranty Services." The Hardware Warranty Period shall include TAS only to the extent that any TAS services provided under the Switch warranty also apply to Hardware operating in conjunction with the applicable Switch. For routine warranty service situations, Seller shall ship replacement or repaired Hardware (or components thereof) within thirty (30) days of receipt of the defective Hardware (or components thereof) from Buyer.

7.3.2 For emergency warranty service situations, Seller shall, during the Warranty Period, use all reasonable efforts to ship replacement Hardware (or components thereof) within twenty-four (24) hours of notification of the warranty defect by Buyer. Buyer shall pay to Seller the surcharge set forth in Annex 5, for such expedited shipment of replacement Hardware. Buyer shall ship the defective Hardware to Seller within thirty (30) days of receipt of the replacement Hardware. In the event Seller fails to receive such























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          defective Hardware within such thirty (30) day period, Seller shall invoice Buyer for the replacement Hardware at the then-current price in effect therefor. For the purpose of this Agreement, an emergency shall be deemed to exist upon the occurrence of a Priority E1 or E2 problem, as defined in Annex 5.

7.4 THE WARRANTIES AND REMEDIES SET FORTH ABOVE CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SERVICES PROVIDED, AND BUYER'S EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER.

7.4.1 Seller's obligations under this Article 7 shall not apply to (i) Equipment or components thereof such as fuses and bulbs that are normally consumed in operation, or have a normal life inherently shorter than the Warranty Period; (ii) defects that are the result of improper storage, installation, use, maintenance or repair by the Buyer (including, without limitation, operation of the Equipment outside the environmental parameters defined in the Specifications);
          (iii) improper operation of Equipment with other hardware used by Buyer, including the operation of Equipment with hardware not authorized by Seller for use with the Equipment, or use of the Equipment with any improperly operating equipment not supplied by Seller under this Agreement; (iv) Equipment or components thereof that due to no fault of Seller have been subjected to any other kind of misuse or detrimental exposure or have been involved in an accident, fire explosion, Act of God, or any other cause not attributable to Seller, or (v) Equipment or Installation Services altered, repaired, installed or relocated by any party other than Seller or Seller's agents. For purposes of subsection (v), "install" shall not mean the routine plug-in of the components done in accordance with NTP guidelines.



























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7.5       OEM Equipment

7.5.1 OEM Equipment furnished under the initial Purchase Order in conjunction with a Switch, (e.g., terminals and printers), shall be warranted in accordance with the Hardware warranties set forth in
          Section 7.1 and handled through Seller's Repair and Return department. With respect to all other OEM items ordered by Buyer, Buyer shall receive the warranties for such OEM Equipment directly from such OEM vendors. Except for the warranty of title extended in
          Section 6.2 hereof, the warranties provided in this Section 7.5 are Buyer's sole and exclusive remedy against Seller with respect to OEM Equipment provided under this Agreement.

8.        FORCE MAJEURE

          If the performance of this Agreement, or of any obligation hereunder except for the obligations set forth in Article 5 is prevented, restricted or interfered with by reason of fires, breakdown of plant, labor disputes, embargoes, government ordinances or requirements, civil or military authorities, acts of God or of the public enemy, acts or omissions of carriers, inability to obtain necessary materials or services from suppliers, or other causes beyond the reasonable control of the party whose performance is affected, then the party affected, upon giving prompt notice to the other party, as set forth in Section 24.2 shall be excused from such performance on a day-for-day basis to the extent of such prevention, restriction, or interference (and the other party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such party's obligations relate to the performance so prevented, restricted or interfered with); provided that the party so affected shall use reasonable efforts to avoid or remove such causes of non-performance and both parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease.

9.        PATENT OR COPYRIGHT INFRINGEMENTS

9.1 Seller agrees to indemnify Buyer with respect to any suit, claim, or proceeding brought against Buyer alleging that Buyer's use of the Equipment constitutes an infringement of any United States patent or copyright. Seller agrees to defend Buyer against any such claims and to























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          pay all litigation costs, reasonable attorneys fees, settlement payments and any damages awarded in any final judgment arising from such suit, claim or proceeding; provided, however, that Buyer shall promptly advise Seller of any such suit, claim, or proceeding and shall cooperate with Seller in the defense or settlement of such suit, claim or proceeding and provided Seller shall have sole control thereof.

9.2 In the event that an injunction is obtained against Buyer's use of Equipment arising from such patent or copyright suit, claim or proceeding, in whole or in part, Seller shall, at its option, either: (i) procure for Buyer the right to continue using the portion of a System enjoined from use; or (ii) replace or modify the same so that Buyer's use is not subject to any such injunction.

9.3 In the event that Seller cannot perform under Section 9.2, Buyer shall have the right to return such Equipment or portion thereof to Seller upon written notice to Seller and in the event of such return, neither party shall have any further liabilities or obligations under this Agreement, except that Seller shall refund the depreciated value of any such Equipment or portion thereof as carried on the Buyer's books at the time of such return.

9.4 Seller's indemnity obligations under Section 9.1 shall not apply to infringement claims (i) arising from any portion of the Equipment that is manufactured to Buyer's design, or (ii) arising from the use of the Equipment in combination with any other apparatus or material not supplied by Seller to the extent that the claims arise from such combination usage.

9.5 The foregoing states the entire liability of Seller for patent or copyright infringement by the Equipment. Seller shall have no liability whatsoever for any patent or copyright infringement arising from Buyer's use of the OEM Equipment, and Seller makes no warranty with respect thereto.

10.       SOFTWARE LICENSE

10.1 With respect to Equipment containing Software acquired under this Agreement, Buyer is hereby granted a non-exclusive license to use the
























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          Software in accordance with the terms set forth in Annex 6,
          "Software License." Buyer is granted no title or ownership rights to the Software, which rights shall remain in Seller or Seller's suppliers as appropriate. An initial Software license fee paid by Buyer shall not cover charges for future Software releases as contemplated in Section 11, and which fees are set forth in Annex 1.

10.2 From time to time Seller may, at its discretion, offer to license, at variable fees, optional Software features to Buyer for use on Buyer's System. Such variable fees shall be calculated on the basis of measurable units of usage. The criteria for measurement may vary from feature to feature, but will consist of units that may be quantified, such as, by way of example and not limitation, radios (voice channels), effective traffic channels, cell sites or subscribers (hereinafter "measurable units"). For purposes of this
          Article 10, "System" shall mean, in addition to the definition set forth in Section 1.18 hereof, Buyer's DMS-MTX and all interconnected cell sites.

10.2.1 A list of Seller's current variable license fee offerings is included in Annex 1, as amended from time to time. Seller shall notify Buyer of any price increases affecting such features not later than sixty (60) days prior to the effective date. All such updates to Annex 1 shall be provided to Buyer under separate cover and shall be deemed to be incorporated herein by reference. The fees for all such features shall be subject to a minimum charge as determined for each individual Software feature; however, the total fees for each individual Software feature based on the total number of such measurable units quantified during the duration of the Software license will not aggregately exceed the then-current fixed rate price for that particular feature. Buyer, at its option, may license such Software features at the applicable fixed-rate price.

10.2.2 In the event Buyer elects to license certain Software features on a measurable unit basis as described hereinabove, Buyer hereby gives Seller the right to audit Buyer's System either remotely or visually, or some combination thereof, for purposes of determining such unit quantities. Seller shall conduct an audit at the time the applicable Software is loaded onto Buyer's DMS-MTX to determine the initial quantity of measurable units. Thereafter, Seller shall have the right to audit Buyer's System on an annual basis as set forth herein. Following each annual audit, Buyer shall be invoiced for any additional measurable units as compared with the preceding twelve-month period total. No license fees shall be pro rated because of usage of any additional measurable units during any portion of the preceding twelve-month period. Payment shall be made to Seller by Buyer for all license fees and associated taxes in accordance with Article 5 of this Agreement. Seller's right to audit and invoice Buyer in accordance with this Section 10.2 hereof for measurable units added following the expiration of the Agreement shall survive the term of the Agreement.

10.3 The obligations of Buyer under this Article 10 and Annex 6 shall survive the termination of this Agreement, regardless of the cause of termination.

11.       SOFTWARE UPDATES

11.1 The license fees set forth in Annex 1 for additional Software releases assume that Buyer's System is operating on Software at the same level of maintainability as set forth in Section 11.3 hereof. Otherwise, retrofitting features from a new release onto Buyer's System shall be considered and quoted by Seller on a case-by-case basis. Additionally, future Hardware purchases may require the support of a then-current Software load.

11.2 Any such Software release may require the purchase of additional Hardware by Buyer.

11.3 If Buyer elects to remain on a prior Software release, Seller's sole obligation hereunder shall be to make available maintenance for the Software for the previous two consecutive releases from the then-current, Seller-numbered release (i.e., numbered Software load).

12.       REMEDIES

12.1 Seller shall have the right to suspend its performance under this Agreement by written notice to the Buyer and forthwith remove and take possession of any portion of the Equipment that has been delivered if the Buyer, prior to payment to Seller of the Price, shall become insolvent or bankrupt, make a general assignment for the benefit of, or enter into any arrangement with creditors, file a voluntary petition under any bankruptcy, insolvency, or similar law, or have proceedings under any such laws or proceedings seeking appointment of a receiver, trustee or liquidator instituted against it which are not terminated within thirty (30) days of such commencement.

12.2 In the event of any material breach of this Agreement by either party which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option:

12.2.1 if the aggrieved party is the Buyer, to suspend its performance under Article 5 of the Agreement for so long as the breach continues uncorrected or;

12.2.2 if the aggrieved party is Seller, to suspend performance of all of its obligations under the Agreement for so long as the breach continues uncorrected or;

12.2.3 to avail itself of any and all remedies available at law or equity whether or not it elects to suspend its performance under Section
          12.2.1 or 12.2.2 as applicable.

12.3 NOTWITHSTANDING THE PROVISIONS OF SECTION 12.2. OR ANY OTHER PROVISION OF THIS AGREEMENT, SELLER SHALL NOT BE LIABLE FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY ACTION ARISING UNDER THIS AGREEMENT.

12.4 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred (except that any action for nonpayment may be brought at any time permitted by applicable law).

13.       BUYER'S RESPONSIBILITIES

13.1 With respect to Equipment Installation, Buyer agrees that certain duties shall be performed by the Buyer in a timely and proper fashion as a condition precedent to Sellers obligations hereunder, including, but not by way of limitation, those responsibilities designated in Annex 2 (Statement of Work) as being the Buyer's, and the following:

13.2 Buyer shall prepare the Installation Site(s) in accordance with Seller's requirements for the Equipment as further set forth herein and in Annex 2, no later than by the project dates as stated in Purchase Order(s) accepted by Seller pursuant to the terms of this Agreement.

13.3 Buyer, at its expense, shall obtain all necessary local and federal government permits applicable to a cellular telecommunications system installation and operation (excluding any applicable permits required in the normal course of Seller's doing business). Buyer understands and agrees that all site engineering (including cell sites) architectural work, civil work and supervision thereof, site selection engineering, propagation engineering, environmental approvals and rights-of-way are the responsibility of Buyer.

13.4 Buyer shall insure that only qualified technicians shall perform any maintenance and/or repair to the Equipment during the Warranty Period, which maintenance and/or repair shall be confined to routine tasks performed in accordance with Seller provided specifications.

14.       TESTING, TURNOVER AND ACCEPTANCE

14.1 On completion of Installation of Equipment installed by Seller, Seller shall provide Buyer five (5) days prior written notification that such Equipment is ready for Commissioning. Following such notification, Buyer agrees to have a representative present to witness and acknowledge completion of such testing. Seller shall test the Equipment in accordance with its standard testing procedures to determine Equipment conformity with the standards and specifications (hereinafter "Acceptance Criteria") of the applicable Seller installation manuals as referenced in Annex 3, "DMS-MTX Acceptance Criteria, as may be amended from time to time.

14.2 On the date that such Commissioning has been successfully completed, Seller shall turn the Equipment over to Buyer ("Turnover"). On the date of Turnover, Buyer shall complete and return to Seller the "Turnover Notice" as described in Annex 4.

14.3 For purposes of this Agreement, the occurrence of any of the following shall be deemed to constitute "Acceptance" of the
          Equipment:

14.3.1 Within fifteen (15) days following the date of Turnover, Buyer shall either accept the Equipment in writing as provided in Annex 4, "Acceptance Noticed or notify Seller in writing specifying in reasonable detail those particulars in which the Equipment does not meet the Acceptance Criteria. With respect to any such particulars, Seller shall promptly proceed to take corrective action, and following correction, Buyer shall accept the Equipment in writing.

14.3.2 The failure of Buyer to notify Seller within fifteen (15) days after Turnover (or, in the case of correction, fifteen [15] days following such correction) of any particulars in which the Equipment does not meet the Acceptance Criteria, or the use by Buyer of the Equipment or any portion thereof in revenue-producing service at any time, shall be deemed to constitute Acceptance of such Equipment.

14.4 Acceptance of Equipment not installed by Seller shall be deemed to occur upon receipt of and inspection by Buyer.

15.       COVERAGE, INTERFERENCE AND THIRD-PARTY FACILITIES

15.1 Seller will not be responsible for radio propagation or coverage distance due to Buyer's design. Seller shall not be responsible for any failures or inadequacies of performance resulting from equipment not supplied and installed by Seller or Seller's agents and subcontractors pursuant to this Agreement. Seller shall not be responsible for interference or disruption of service caused by operation of other radio systems, lightning, motor ignition or other similar interference.

15.2 In the event Buyer utilizes facilities or services supplied by others such as common carrier circuits or towers, Seller shall have no responsibility for the availability or adequacy of such services or facilities.

16.       REGULATORY COMPLIANCE

16.1 Seller shall use all reasonable efforts to install Equipment so that it shall comply in all material respects with all Federal, State, and local laws and regulations in force on the Effective Date of this Agreement, which directly impose obligations upon the manufacturer, Seller, or installer thereof.

16.2 The prices set forth for the Equipment described herein are based on Seller's design, manufacture, and delivery of the Equipment pursuant to its design criteria and manufacturing processes and procedures in effect on the Effective Date of this Agreement. If, as a result of the imposition of requirements by any Federal, State or local government during the Term of this Agreement there is a change in such criteria, processes or procedure or any change in the Equipment, the Prices will be adjusted equitably to reflect the added cost and expense of such change.

17.       CHANGES

17.1 Up to ninety (90) days prior to the scheduled Ship Date (or such later time as is acceptable to Seller), Buyer may request Equipment addition(s) or deletion(s) to an original Equipment configuration. At any time prior to the start of Commissioning, Buyer may request changes to the Project Schedule or Statement of Work. All such Equipment reconfigurations or changes to the Statement of Work or Project Schedule ("Changes") shall be subject to prior written approval of Seller.

17.2 Except as provided in 17.3 below, all Changes shall be documented in a written change order ("Change Order"), which shall be executed by Buyer and returned to Seller prior to implementation of the requested Changes. The Change Order shall detail any adjustments to the Price, Statement of Work, or Project Schedule required by Seller for any aspect of its performance under this Agreement.

17.3 Upon written request of Buyer for a Change to the Statement of Work that entails additional services totaling $10,000, or less, and upon written acceptance thereof by Seller, Seller will proceed in good faith to implement such Change prior to receipt of an executed Change Order. Within five (5) days following Buyer's written request, the parties shall agree upon an appropriate price for such Changes, all of which will be summarized in a subsequent Change Order and executed by an authorized representative of Buyer within fifteen (15) days following the date of the request for Change.

17.4 Calculations for any System reconfigurations prior to the Ship Date shall be based on Prices set forth in Annex 1, provided that (i) any additions shall include any necessary engineering, Installation and testing charges and (ii) any deletions shall include applicable discounts, and further provided that the net cumulative amount of Changes shall not reduce the Price of a Purchase Order by more than ten percent (10%).

17.5 Upon prior written notification to Seller, Buyer may elect to cancel Purchase Orders prior to shipment of Equipment subject to the following:

17.5.1 Without charge, Buyer may cancel any Purchase Order no later than ninety (90) days prior to the earliest scheduled Ship Date; or

17.5.2 If Buyer cancels a Purchase Order less than ninety (90) days prior to the earliest scheduled Ship Date, Buyer shall pay a cancellation charge of ten percent (10%) of the Price to Seller; or

17.5.3 If Buyer cancels a Purchase Order less than sixty (60) days prior to the earliest scheduled Ship Date, Buyer shall pay to Seller a cancellation charge of fifteen percent (15%) of the Price; or

17.5.4 If Buyer cancels a Purchase Order less than thirty (30) days prior to the earliest scheduled Ship Date, Buyer shall pay to Seller a cancellation charge of twenty percent (20%) of the Price.

17.5.5 Buyer may not cancel a Purchase Order subsequent to the Ship Date. The payment of such charges shall be Seller's sole remedy and Buyer's sole obligation for such canceled Purchase Order(s).

18.       CONDITION OF INSTALLATION SITE(S)

          Buyer warrants that the Installation Site is free from friable asbestos or other hazardous contamination. In the event that such contamination is found to be present at the Installation Site, Seller shall be relieved of all of its obligations hereunder until such contamination is removed. In the event that Buyer fails or refuses to remove such contamination, Seller shall have the right to remove the Equipment or portions thereof if already delivered and relocate the Equipment to an alternate site provided by Buyer and charge Buyer for (i) any additional delivery charges to the new Installation Site, (ii) all materials expended at the site including cabling, permanently affixed equipment, and those items which cannot reasonably be removed for use elsewhere, (iii) specifically ordered items requested by Buyer, and (iv) all labor and materials expended at the sites relating to the relocation using Seller's then current rates.

19.       RELEASE OF INFORMATION

19.1 Unless required by law, or as otherwise permitted under this Agreement, Buyer and Seller agree that the terms and conditions of this Agreement shall not be disclosed to any other party without the prior written consent of the other; provided, however, that Seller may release information to Northern Telecom Ltd., its research and development affiliates, Bell Northern Research and BNR Inc. or any wholly-owned subsidiaries ("Affiliate") on a need-to-know basis.

19.2 Neither Buyer nor Seller shall publish or use any advertising, sales promotion, press releases or publicity matters relating to this Agreement without the prior written approval of the other.

20.       CONFIDENTIALITY

          Buyer, Seller and Seller's Affiliates shall receive in confidence from each other all technical information, business information, documentation and expertise which is either (i) stamped or otherwise marked as being confidential or proprietary whether in written or electronic form, or (ii) if delivered in oral form, is summarized in a written memorandum and listed as being confidential ("Confidential Information") and shall not, except as previously authorized in writing by the other party, publish, disclose or make use of such information (except as required by law and after notice to the other party), unless and until the Confidential Information shall have ceased to be proprietary as evidenced by general public knowledge or shall have been legally acquired by such party. This prohibition against disclosure, publication or use of Confidential Information shall not restrict either party from developing similar information in the exercise of its own technical skill, so long as such other information is independently developed by such party without making use of Confidential Information.

21.       INTERCONNECTION TO SWITCH

21.1 Buyer understands that Equipment purchased hereunder does not necessarily provide Buyer with a complete cellular telecommunications System. In some cases, Buyer may intend to interconnect the Equipment to an NTI DMS-MTX switch component, which switch component, and the facilities for interconnection, may not be included in Buyer's Purchase Order. In the event that Buyer interconnects such Equipment to an NTI DMS-MTX switch not a part of a complete System purchase (hereinafter "Host Switch"), it is understood and agreed that the making and maintaining of all necessary arrangements (whether commercial, legal or otherwise) with the supplier of such NTI DMS-MTX switch component, including not only arrangements necessary to permit the timely performance by Seller of its responsibilities under this Agreement, (e.g., physical and remote dial-up access to the Host Switch for installation and services purposes), but also any arrangements necessary for the ongoing operation of the Equipment in conjunction with the Host Switch, shall be solely the responsibility of Buyer, and failure by Buyer to timely make or maintain, any necessary arrangements shall not excuse Buyer from its obligations under this Agreement. Seller shall have no responsibility whatsoever under this Agreement for the proper performance of the Host Switch or for any failures of the Equipment resulting from improper performance of the Host Switch.

21.2 Buyer further acknowledges and agrees that the proper operation of the Equipment and/or the availability of optional Software features, is dependent upon having the appropriate Software Release Load operating on the Host Switch.

22.       EQUIPMENT CHANGES

          With respect to any Purchase Order issued under this Agreement, notwithstanding any other provisions contained in this Agreement, Seller has the right, without prior approval from or notice to Buyer, to make changes in the Equipment in whole or in part, or in the related Specifications or other related documentation, or to substitute products of later design at any time prior to delivery thereof, provided that such changes do not adversely affect performance or function. Seller is not obligated to make any such changes in items of the Equipment previously delivered.

23.       ANNEXES

          The following Annexes shall form an integral part of this Agreement as though written out in full in this Agreement:

               Annex 1 - Equipment/Pricing
               Annex 2 - Statement of Work/Sample Project Schedule Annex 3 - DMS-MTX Acceptance Criteria
               Annex 4 - Turnover and Acceptance Notices
               Annex 5 - Seller Warranty Services
               Annex 6 - Software License
               Annex 7 - Documentation

24.       GENERAL

24.1 Buyer may assign or transfer this Agreement or any rights hereunder to any other party only with the prior written consent of Seller. No assignment or sublicense of or under this Agreement, or of any rights under this Agreement, by Buyer, shall relieve Buyer of primary responsibility for performance of Buyer's obligations under this Agreement. Seller reserves the right to refuse to honor any assignment or sublicense which, in the opinion of its legal counsel, would require it to violate any United States export restriction, other law, or regulation. Seller reserves the right to subcontract any portion of its obligation under this Agreement, but no such subcontract shall relieve Seller of primary responsibility for performance of Seller's obligations under this Agreement.

24.2 Notices and other communications shall be transmitted in writing by Certified U.S. Mail, postage prepaid, return receipt requested, addressed to the parties as follows:

          Northern Telecom Inc.
          2435 N. Central Expressway
          Richardson, Texas 75080
          Attention: Director, Contracts
                     cc: Program Manager

          Youngstown Cellular Telephone Co.
          3910 South Avenue
          Youngstown, Ohio 44512-1399
          Attention: Mr. Albert Pharis, Jr.

          Any notice given pursuant to this Section 24.2 shall be effective five (5) days after the day it is mailed or upon receipt as evidenced by the U.S. Postal Service return receipt card, whichever is earlier.

24.3 This Agreement may not be modified or amended or any rights of a party to it waived except in a writing signed by duly authorized representatives of the parties hereto.

24.4 Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance with respect thereto or to claim a breach with respect thereto.

24.5 Each party shall be liable for direct losses incurred by the other party due to personal injury or damage to tangible property, including the Hardware, which results from the negligence of that party's employees or agents, provided, however, that nothing in this Section shall affect or in any way increase Seller's obligation under this Agreement with respect to the performance of the Hardware and/or Software Except for personal injury, the total liability of Seller for all claims of any kind for any loss or damage, whether in contract, warranty, tort (including negligence), strict liability or otherwise, or claims for indemnification arising out of, connected with, or resulting from the performance or non-performance of this Agreement shall in no case exceed the total Price of the Purchase Order accepted under this Agreement giving rise to the claim.

24.6 The rights and obligations of the parties and all interpretations and performance of this Agreement shall be governed in all respects by the laws of the State of Texas except for its rules with respect to the conflict of laws.

24.7 Article headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

24.8 The invalidity in whole or in part, of any provision of this Agreement shall not affect the validity of the remainder of such provision of this Agreement.

24.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

24.10 Each party hereto represents and warrants that (i) it has obtained all necessary approvals, consents and authorizations of third parties and governmental authorities to enter into this Agreement and to perform and carry out its obligations hereunder; (ii) the persons executing this agreement on its behalf have express authority to do so, and, in so doing, to bind the party thereto;
          (iii) the execution, delivery, and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party; and (iv) the execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or corporate action and this

          Agreement is a valid and binding obligation of such party, enforceable in accordance with its terms

24.11 This Agreement constitutes the entire agreement between Seller and the Buyer with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, advertisements, publications and understandings of any nature whatsoever. No agent, employee or representative of Seller has any authority to bind Seller to any affirmation, representation, or warranty concerning the System, except as stated in this Agreement and unless such affirmation, representation, or warranty is specifically included within this Agreement, it shall not be enforceable by Buyer or any assignee or sublicensee of Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representatives being thereunto duly authorized.

YOUNGSTOWN CELLULAR              NORTHERN TELECOM INC.
TELEPHONE COMPANY

By /s/ ALBERT H. PHARIS, JR.     By: /s/ MATTHEW J. DESCH
  --------------------------        --------------------------------------------
  (Authorized Signature)            (Authorized Signature)

Name: Albert H. Pharis, Jr.      Name: Matt Desch
     -----------------------          ------------------------------------------
     (Type/Print)                     (Type/Print)

Title: President                 Title: General Manager and Group Vice President
      ----------------------           -----------------------------------------
Date:  6-28-96                   Date: July 2, 1996
     -----------------------           -----------------------------------------

                                    ANNEX 1
                               EQUIPMENT/PRICING

The following Hardware, Services, and Software being provided under this Agreement are subject to the following:

The Typical DMS-MTX Spares, Typical Cell Site Spares, and Typical RF Spares Set listings may be changed by Seller in part or in whole during the life of his Agreement depending on the configuration of said System as provided to Seller by the Buyer. Any such change/update shall be explained in writing to the Buyer by Seller within ninety (90) days from the date that the changes/updates are made. Seller reserves the right, without notice, to make changes in Hardware design or components as progress in engineering or manufacturing methods may warrant. However, such changes shall not adversely affect the System performance.

Unless otherwise specifically stated, installation, testing, and engineering are not included in the prices listed herein. Hardware prices shall be at Seller's then-current list pricing for DMS-MTX 800 MHz products subject to any applicable discounts as described herein, which prices and any subsequent updates thereto shall be provided to Buyer under separate cover and shall be deemed effective sixty (60) days following prior written notice thereof to Buyer at the address and to the attention of Buyer personnel as provided in
Section 24.2 of this Agreement, or as such address and personnel may be updated from time to time by Buyer in writing to Seller.

1.0  HARDWARE DESCRIPTION                    UNIT PRICE

     Switch Hardware                    Then Current List Price less
                                        applicable volume discount

     Cell Site Hardware                 Then Current List Price less
                                        applicable volume discount

     RF Hardware                        Then Current List Price less
                                        applicable volume discount




























                                      1-1

               VOLUME DISCOUNT AND NEW SWITCH DISCOUNT SCHEDULE

1.1 Equipment Prices during the Term shall be at Seller's then-current List Prices for DMS-MTX products, less the following discounts. OEM Equipment, Installation, Commissioning, engineering and other Services do not qualify for a discount.

     Unless otherwise specifically stated, Installation, Commissioning and engineering are not included in List Prices and will be quoted separately.

     The following discount percentages, as applicable, shall be applied to Seller's then-current List Prices and shall be applicable to the Initial Purchase Order and all Purchase Orders issued thereafter. Such discounts are based on a commitment from Buyer to purchase an aggregate of $20,000,000 worth of Equipment (net amount after discounts) during the Term of the Agreement.

     The new Switch discount detailed below ("New Switch Discount") is a stand alone, one-time discount for the purchase of a complete new Switch. Only the new Switch and the initial Software load and features installed with such new Switch will receive this special discount. Following such initial purchases, the Expansion Equipment Discount shall apply for Equipment added on to such Switch.

     AMPS/TDMA Volume Discount Structure:

                                   EXPANSION           NEW SWITCH
                                   DISCOUNT             DISCOUNT
                                   --------             --------
     Switch Equip                       45%                 60%
     NT800 OR Cells w/ATC               42%
     Other RF Infrastructure            40%
     TRUII Radios (fixed price       $4,850
     per unit, includes discount)
     Software                           50%                 65%





























                                      1-2

PRICING TERMS AND CONDITIONS

a. The cumulative dollar amount of Seller Equipment purchased to achieve the Volume Purchase Commitment may be a mix of Hardware (excluding OEM Equipment), Switch Software, and Cell Sites for both NTI and RIP Markets. All such Equipment shall be ordered by Buyer prior to June 30, 1999 with delivery dates scheduled to occur no later than ninety (90) days following June 30, 1999.

b. Buyer agrees to issue Purchase Order(s) (that are acceptable to Seller) and take delivery of at least $2M of Equipment and/or Services by June 30, 1997 based substantially on the following configurations. Buyer is not obligated to purchase this exact configuration of Equipment and can make changes to such Equipment as mutually acceptable to both Buyer and Seller.

                           16CH OMNI/ICRM CELL SITES

EQUIPMENT LISTING:                           LIST       EXT

DESCRIPTION                PEC     QTY       PRICE       PRICE
- -----------              -----     ---     -------     -------
16CH OMNUICRM/DRU/ATC    CC1016NU   10       $115,534   $1,155,340
TRUII Radios             RD0000NU  140        $10,500   $1,470,000
DICP w/DSP Module        MA1034NU   2        $493,716     $987,432
(MTX/MTXM)
                                                     -------------
                    SUB-TOTAL EQUIPMENT                 $3,612,772

               LESS APPLICABLE EXPANSION DISCOUNTS     ($1,720,587)
                                                     -------------

                    TOTAL EQUIPMENT PRICE               $1,892,185
                                                     -------------

E F & I

1 ICP-Standalone - EF&I  MT1013NU   2         $12,534      $25,068
Live Switch CP Install   MI1016NU   1          $6,300       $6,300
Cell Site EF&I           CE0000NU  10        $110,580     $110,580

                                                     -------------
                         TOTAL EF&I                       $141,948

                                                     -------------
                         TOTAL PRICE                    $2,034,133
                                                     =============

SCOPE OF QUOTE:

1. Quote includes: 16CH OMNI/ICRM/TRUII/ATC cell sites with Switch support equipment.
2.   Installation, engineering & freight included in quote.
3.   Pricing discount: Switch 45%; NT800DR Cell site 42%; TRUII @$4,850.
4.   Delivery: All equipment shipped by June 30, 1997.
















                                      1-3

     c.  P3 Analog Radios will not be sold under this Agreement.

1.2 At the end of the Term, Seller shall calculate any termination fee (as explained in Section 2.2.2) on the basis of Buyer's net volume purchase(s) during the term of the Agreement. The termination fee as stated in Table A below will be determined by calculating Buyer's actual net volume purchases to be applied as a percentage against the balance of the Commitment that remains at the end of the Term. Buyer shall pay Seller the termination fee within thirty (30) days of receipt of invoice from Seller.

                                    TABLE A

                                             Actual Net Volume Purchases

                  $0M-4.0M    $4.1M-8.0M    $8.1M-12.0M    $12.1M-16.0M    16.1M-19.9M
                  --------    ----------    -----------    ------------    -----------
Termination Fee      20%          15%            10%             5%             2.5%

     For example: Buyer's actual net volume purchase(s) equal eighteen (18) million dollars ($18,000,000) at the end of the Term of this Agreement. Buyer's Volume Purchase Commitment (refer to Section 2.2.1) is equal to twenty (20) million dollars ($20,000,000). The difference between Buyer's Volume Purchase Commitment and Buyer's actual net volume purchase(s) at the end of the Term is two (2) million dollars ($2,000,000). The termination fee percentage applicable in this example would be two and a half percent (2.5%) since the actual net volume purchase(s) equal eighteen million dollars ($18,000,000) (refer to Table A of this section). Therefore, the termination fee due to Seller from Buyer would be equal to two and a half percent (2.5%) of the balance of the Commitment that remains at the end of the Term ($2,000,000), or when calculated, the termination fee is equal to fifty thousand dollars ($50,000). The following illustrates the termination fee equation:

A)   Buyer's Volume Purchase Commitment
     (per Section 2.2.1) =                                        $20,000,000

     Less Buyer's actual net volume purchase(s)
     at end of term =                                            ($18,000,000)

     Remaining balance of Buyer's Commitment =                     $2,000,000
























                                      1-4

B)   Termination percentage fee applicable per
     Table A of this Section =                                            2.5%

C)   Termination fee = ($2,000,000 multiplied by 2.5%) =               $50.000
                                                                       =======

2.0  TRAINING

     Seller's current recommended training courses for Buyer's technicians are listed below. All training is conducted at Seller facilities in Richardson, Texas. Upon request, Seller will provide then-current tuition rates, which rates are exclusive of travel, lodging or per diem expenses, which shall be for Buyer's account. Course content is subject to change at Seller's discretion.

     COURSE DESCRIPTION/NUMBER                         DAYS
     -------------------------                         ----

     Introduction to Cellular #921                      3

     Technical Introduction to Cellular #922            5

     DMS-MTX Switch Maintenance #944                   TBD

     Analog Cell Site and Radio Maintenance #961        5

     DRU Cell Site and Radio Maintenance #962           5


     COURSE DESCRIPTION/NUMBER                         DAYS
     -------------------------                         ----

     Translations #980                                  8

     Cell Site Database #982                            5

     International Translations #983                    5

     DMS-MTX Networking (IS-41 Rev. B) #984             5




























                                      1-5

                                    ANNEX 2

                   STATEMENT OF WORK/SAMPLE PROJECT SCHEDULE

1.0 This Statement of Work defines the work requirements and responsibilities of both Seller and the Buyer which are necessary to engineer, furnish, deliver, install and test the Equipment furnished hereunder at the Installation Site(s) in accordance with the Project Schedule contained herein. Seller's obligation to perform the Services described hereunder assumes receipt and acceptance of a valid Purchase Order for such Services and associated Equipment

2.0       Seller's Responsibilities

          Seller, or its designated subcontractor, shall perform the following:

2.1 Engineer, furnish, deliver, install and test all Equipment in accordance with the applicable Specifications and in accordance with this Annex 2. Any changes to the Statement of Work will cause adjustments to this Annex and may affect the Equipment pricing.

2.2 In conjunction with a Switch Installation, furnish a Customer Input ("CI") Questionnaire and Data Base Engineering Questionnaire to Buyer on or before the date as specified in the Project Schedule.

2.3 In conjunction with a Switch Installation, perform a site visit on or before the date as specified in the Project Schedule to Buyer's facilities to review the information requested on the Questionnaires, survey the Installation Sites(s) and generate floor plans to be used to engineer and install the Equipment. Any services outside this Statement of Work requested by Buyer as a result of the CI meeting shall be quoted by Seller, upon request by Buyer, and if accepted by Buyer, will be documented in a Change Order pursuant to
          Section 17 of the Agreement.

2.4 During a Switch Installation, provide draft floor plans for the Switch Installation Site to the Buyer on or before the date as specified in the Project Schedule. Floor plan layouts will be finalized at the CI meeting.

2.5 Ship the Equipment for which Seller has accepted a Purchase Order to the Installation Site location(s) specified below on or before the date as specified in the Purchase Order and/or Project Schedule ("D"
          Date). Delivery will be delayed if the Installation Site(s) are not made ready by the "D" Date.


















                                      2-1

2.5.1     SWITCH LOCATION

          Name:___________________________________
          Street Address:_________________________
          City:___________________________________
          State/Country/Zip Code:_________________

2.5.2     CELL SITE(S)

          Name:___________________________________
          Street Address:_________________________
          City:___________________________________
          State/Country/Zip Code:_________________

2.6 Begin the Installation on or before the date as specified in the Project Schedule ("H" Date), of the Equipment specified in Buyer's Purchase Order according to the applicable sections of the Northern Telecom Installation Manual and the engineering specifications and drawings generated for the Equipment. The Installation work will be done in a professional workmanlike manner.

2.7 Provide all tools, installation and test equipment necessary for performance of Seller's obligations listed in this Annex. Any use of tools and/or test equipment by the Buyer must be approved by Seller and may subject Buyer to additional charges.

2.8       Comply with the Buyer's security regulations for the Installation
          Site(s).

2.9 Furnish the System Documentation as described in Annex 7 on or before the date as specified in the Project Schedule.

2.10 Engineer, furnish, install and test the following materials required to connect from Seller provided Equipment to the demarcation points defined below:

2.10.1    RF Demarcation

          The RF demarcation point is defined as the RF output connector port(s) on the combiner(s) and the antenna input port(s) on the receive multicoupler(s) in the cell site equipment frames. Seller will provide all Equipment including voice frequency ("VF") and radio frequency ("RF") cables, wire, and associated materials for both inter- and intra-frame connections. (RF jumpers [including connectors] to the Buyer's antenna system main transmission line shall be provided by the Buyer in accordance with Section 3.6 herein.)

















                                      2-2

2.10.2    Telco Facilities Demarcation

          The Telco Facility demarcation point is defined as the Main Distribution Frame (MDF) and shall be provided by the Buyer. Terminal blocks required for Equipment, VF, data, and alarm cables will be provided and installed by Seller on the Buyers MDF. Fifty feet of each type cable (standard length) shall be provided by Seller per Installation Site to connect the Equipment to the MDF. Seller will cross connect the jumpers as directed by the Buyer. Appropriate information must be supplied by the Buyer in such cases. Additional cable and associated materials, if required, will be provided at Buyer's expense. Seller shall terminate MTX DS-1 cables to the Buyer-provided DSX-1 panel. Buyer shall be responsible for bringing all other DS-1 facilities to the DSX-1.

2.10.3    DC Power System Demarcation

          The DC power system demarcation point is defined as the DC power board fuse(s) and/or breaker(s). Wire for each power and return lead shall be provided by Seller for each Installation Site (a maximum of 50 ft. per frame) to connect to the Equipment. Additional wire and associated materials, if required, will be provided at Buyer's expense. DC fuses and/or breakers and any other part of the power board or DC power system (including inverters) are not provided by Seller. The required fuse and/or breaker quantities and sizes are available upon request.

2.10.4    Alarm System Demarcation

          The Alarm System demarcation point is defined as the Seller furnished alarm terminal block. Fifty feet of alarm cable shall be provided by Seller per Installation Site to connect Equipment alarms to the terminal block. Fifty feet of cable shall also be provided to connect Seller's alarm display and control panel at the MTX. Additional cable and associated materials, if required, will be provided at Buyer's expense. Any alarm points that the Buyer may want to take to an external alarm system will be done at the Buyer's expense.

2.11 Fifty feet of wire for each ground lead extending from Equipment to the Main Ground Bar (MGB) shall be provided by Seller per Installation Site.

2.12 During a Switch Installation, furnish, install and test one VDU, one printer, one Norstar KSU equipped with two telephone sets and fifty feet of associated cable with terminal blocks. Any additional items will be provided and installed at Buyer's expense.

2.13 Complete the Installation and Testing on or before the date as specified in the Project Schedule ("K" Date).














                                      2-3

2.14 Provide training to the Buyer as described in Annex 1 and in accordance with Buyer's Purchase Order(s) as soon as course schedules and Buyer's schedule allows.

2.15      Provide ongoing Technical Assistance Service (TAS) as described in
          Annex 5.

NOTE: THE MATERIALS AND SERVICES DETAILED ABOVE REPRESENT SELLER'S TOTAL RESPONSIBILITY FOR INSTALLATION ACTIVITIES. ANY ADDITIONAL MATERIALS AND LABOR BEYOND THOSE DESCRIBED HEREIN SHALL BE QUOTED AND FURNISHED BY SELLER, AT BUYER'S REQUEST, IN ACCORDANCE WITH ARTICLE 17 OF THE SUPPLY AGREEMENT.

3.0       Buyer's Responsibilities

          Buyer or its designated subcontractor, shall perform the following:

3.1 Provide overall program management and engineering functions related to the Buyer's responsibilities listed in this Agreement. This includes, but is not limited to, management of schedules for other equipment suppliers, telco circuit orders and engineering relating to Installation Site locating, frequency planning coordination and RF propagation studies and coverage verification.

3.2 Provide all real estate property, environmental approvals, leases, rents, and all permits and licenses, including but not limited to, Certificates of Occupancy, FCC construction permits, zoning and FAA permits.

3.3 Gather the information necessary to complete the Customer Information and Data Base Questionnaires on or before the date as specified in the Project Schedule.

3.4 Review, approve and return Seller's draft floor plan for each Installation Site on or before the date as specified in the Project Schedule.

3.5 Provide all required civil engineering and construction work including, but not limited to, site preparation such as grading, tree removal, roads, tower and building foundations, and fencing.

3.6 Provide and install towers, coax bridges, antennas, transmission line and associated materials. This includes RF jumpers (with connectors) between the main transmission line and the RF equipment bays. Antenna system return loss measurements and other antenna system tests are the Buyer's responsibility.

3.7 Provide adequate building facilities, utilities, space and environmental conditions for Seller's Installation personnel and Equipment as well as any other Buyer equipment on or before the date as specified in the













                                      2-4

          Project Schedule ("J" Date). The minimum building requirements are given below. The Equipment environmental and space requirements are given in Section 4.0 of this Annex.

3.7.1 Building facilities shall be provided with air-conditioning, heating, ventilation, lighting and have adequate working space that is free of debris and other clutter which might hinder the Installation. The building must be dry and free from dust and in such condition as not to be hazardous to Seller personnel or the Equipment and materials to be installed. Seller shall gather and separate debris from usable material, mark accordingly, and place in an area identified by Buyer for Buyer's pick-up and disposition.

3.7.2 Provide any building renovations, computer floors and wall penetrations. Provide openings (including elevator space where required) to allow the Equipment to be placed into position.

3.7.3 Provide and install adequate fire fighting apparatus at each Installation Site. Activation of a water fire extinguishing system may void the warranty on the Equipment.

3.7.4 Provide and install all required commercial AC power and associated fixtures including, but not limited to, AC panels, AC circuit breakers, AC fuses, building wiring, convenience outlets, lighting and AC grounds. All electrical facilities shall conform to the latest issue of the National Electrical Code (NEC) and any local codes to insure a safe work area.

3.7.5 Provide adequate security for the Equipment, installation materials and tools at each installation Site and/or storage facility (if required).

3.7.6 Provide three telephone lines (two for modems and one telephone set), and service (dial tone from a local exchange) at each switch Installation Site and one telephone set at each cell site on or before the "H" Date.

3.8 Engineer, furnish, deliver, install and test the following on or before the "S" Date as specified in the Project Schedule in a professional and workmanlike manner:

3.8.1     All overhead cable trays at each Installation Site.

3.8.2 An MDF for each Installation Site. The MDF can be a free standing rack or a plywood panel board (4' x 8' x 5/8" typical) for wall mounting.

3.8.3 A single point grounding system, including an MGB and all subsequent connections to the ground field shall be provided for the Equipment at each Installation Site. The ground fields shall measure 5 ohms or less.

3.8.4 A negative 48 VDC power system and a 500VA DC to AC inverter for each DMS-MTX switch and a +24VDC power system for each cell site










                                      2-5
          including all required fuses and/or circuit breakers for all Equipment and any Buyer provided equipment. This includes any alarm cables, terminal blocks and AC power wiring.

3.8.5 Dedicated DS-1 facilities to connect each DMS-MTX switch to the PSTN and to each cell site. If direct digital DS-1 facilities are not available, the Buyer may incur additional costs to interface the Equipment. DS-1 facilities are to be provided (from the DSX-1 panel provided by Buyer) to the Telco Facility demarcation point as defined in paragraph 2.10.2 of this Annex at each Installation Site.

3.8.6 All channel banks and DSX-1 cross connect panels including: any associated relay racks; fuse and alarm panels; power wiring; HF cables; jumpers; alarm cables; VF jack fields; patch cords and terminal blocks. Channel bank make and model numbers must be approved by Seller prior to their use. Channel banks must be equipped with two 4-wire 56 kb/s dedicated data circuits and one dedicated 4-wire audio circuit per cell site voice channel to each cell site. Any other associated equipment such as ring generators and other channel units are to be provided by the Buyer.

3.8.7 All alarm sensors and wiring, other than those which are included in Equipment, and connect to Buyer provided alarm terminal blocks. This includes, but is not limited to, open door, high/low temperature, tower lights and smoke detector alarm sensors.

3.9 Provide Seller designated personnel free access to each Installation Site as required to perform Seller's obligations under this Agreement. Access is to be provided as follows:

3.9.1 Adequate roads and parking to each site for delivery vans and two-wheel drive vehicles.

3.9.2     All required security passes and clearances.

3.9.3 24 hours/day, 7 days a week access to the Equipment. Seller shall provide Buyer twenty-four hours' advance notice of the need for access. Telephonic notification is permissible.

3.10 Provide or bear the cost for any special equipment required to deliver Equipment to the Installation Site(s) such as 4-wheel drive vehicles, bulldozers, cranes, helicopters, etc.

3.11 Provide and install all materials required to adequately support and brace the Equipment in accordance with the seismic risk zone of each Installation Site.

3.12 Buyer shall provide free telephone service (air time and long distance) to Seller personnel during the Installation, testing, and service period of the project. The purpose of such service will be to support the Equipment Installation for testing purposes, business communications, and safety needs of Seller personnel. The free service shall include, but not be











                                      2-6
          limited to, activation charges, air time, long distance, and roamer charges. All traffic generated by Seller personnel will be limited to business and Equipment testing purposes only. Any personal calls will be the responsibility of Seller.

3.13 The Buyer and/or its representatives are encouraged to be present for preliminary testing and Turnover. Sign-off sheets in Annex 4 shall serve to provide a test record and establish the warranty start date.

4.0       DMS-MTXI Northern Telecom Cell Site Environmental Requirements (For
          MTXD)

4.1 The Equipment is designed to operate in the controlled environment described below. Operation outside the normal conditions will void the warranty. The more stringent conditions will govern for co-located switch and cell site configurations.

4.2       Ambient Temperature

4.2.1     System                   Normal              Extreme

          DMS-MTX/NT          50 to 86 deg. F     41 to 120 deg. F
          Cell Site

          Conditions above or below the normal tolerance for more than 72 consecutive hours and 15 days maximum per year are considered extreme.

          The rate of change shall not exceed 15 degrees F per hour.

          Ambient Temperature is measured at a point 5 feet above floor level and either mid-aisle or 15" in front of the equipment, whichever is less.

4.2.2     Storage Ambient Temperature: -40 to 160 deg. F.

4.3       Relative Humidity (non-condensing)

4.3.1     System                          Normal        Extreme

          DMS-MTX                       20% to 55%     20% to 80%

          NT Cell Site                  20% to 55%     5% to 65%

          The DMS-MTX switch is allowed 80% relative humidity at an ambient temperature that cannot exceed 70 degrees F. At an ambient temperature of 120 degrees F, the maximum allowable relative humidity is 30%.

          Relative humidity is measured at a point 5 feet above floor level and either mid-aisle or 15" in front of the equipment, whichever is less.

4.3.2 Storage Humidity: 10% to 90%; maximum water vapor pressure not to exceed 25 mmHg.









                                      2-7

4.4       Air Cleanliness

          The Equipment functions indefinitely in an ambient air having a cleanliness standard no higher than class 100,000. Classes are defined as the number of particles of 0.5 microns and larger, per cubic foot.

4.5       Space Requirements

          The minimum distance between the ceiling and the finished floor is 9'-0" at all Installation Sites. Each DMS-MTXD cabinet is 28.4" x 28" x 72" (WxDxH). All SuperNode cabinets are 42" x 24" x 72" (WxDxH). The minimum front and rear aisle space is 36". Each cell site frame is 23" x 18" x 84" (WxDxH). However, the footprint space required is 23" x 26" x 84", which space is in addition to the minimum aisle space required: 36" in front; 24" in rear; 6" at the side.

4.6       Floor and Heat Dissipation Requirements

4.6.1 The Buyer's building facilities shall accommodate the following Equipment parameters. (The number and type of cabinets and frames depend upon the configuration requirements):

                                                       Heat
4.6.2     DMS-MTX Cabinets         Weight (lbs)   Dissipation (BTU/Hr)

          MCAM                           643           2305
          MCEX                           650           2000
          MCOR                           725           4380
          MNET                           675           4380
          MCTM-I                         710           3546
          LPP                           1100           3180
          ENET                          1120           3740
          MCOR-II                       1600           3500
          MDSP                           663           1068

4.6.3     NT Cell Site Frames

          Common Equipment               400           2600
          8 Charnel RF frame             600           5500
          16 Channel RF frame            800          11000

5.0       (Sample) Project Schedule (In Weekly Intervals)

          The sample project schedule listed below shall serve as an informational guideline for the time periods involved in a typical System installation. The project intervals assume one DMS-MTX and up to 5 NT cell sites maximum. Add one week for each additional cell site. Buyer and Seller shall agree upon specific Project Schedules and/or delivery dates on a case-by-case basis prior to Seller's acceptance of a Purchase Order.












                                      2-8

                                                       Responsible
    Week                Milestone Event                Party
    ----                ---------------                -----------

     1         Purchase Order Documents completed      Seller/Buyer
               and accepted by Seller

     2         Send Customer Input/Data Base
               Questionnaire to Buyer                  Seller

     4         Customer Information Meeting with
               Buyer (site survey may be performed)    Seller/Buyer

     6         Issue Draft Floor Plans to Buyer        Seller

     7         Approved Floor Plans returned
               to Seller                               Buyer

     11        Installation Site Ready ("J" Date)      Buyer

     12        Ship MTX ("D" Date)                     Seller

     13        Ship System Documentation               Seller

     13        Overhead Cable Tray/MDF Available
               ("S" Date)                              Buyer

     13        DC Power/Ground System Available
               ("S" Date)                              Buyer

     13        DS-1 Facilities/Channel Banks/DSX-1
               Cross connect Panels/Buyer's External
               Alarm Points Available ("S" Date)       Buyer

     14        Start Installation ("H" Date)           Seller

     15        Frequency Plans provided                Buyer

     19        Installation Complete ("K" Date)
               (See Note)                              Seller

     20        Pre-In-service check                    Seller

     21        System In-service ("IS" or
               "Turnover" Date)                        Seller/Buyer

NOTE: Seller's Price assumes continuous performance of on-site Installation and Commissioning Services without delay or interruption of Services. In the event of delays or disruption of Services, Buyer and Seller shall agree upon a revised Project Schedule, provided, however, that in the case of a schedule revision, there may not necessarily be a day-for-day adjustment to the schedule.












                                      2-9

                                   ANNEX 3*

                          DMS-MTX ACCEPTANCE CRITERIA

SITE:     _____________________    DATE STARTED:  _________________

PROJECT:  _____________________    COEO:          _________________

LOCATION: _____________________    DATE COMPLETED: ________________

          _____________________    SELLER REP:    _________________

                                   BUYER REP:     _________________

                                                 Seller    Buyer
Section             Name                         Initials  Initials

1225      EQUIPMENT GROUNDING VERIFICATION       ________  ________
5160      POWER UP DMS SUPERNODE                 ________  ________
5172      POWER VERIFICATION                     ________  ________
5454      SLM COMMISSIONING                      ________  ________
5452      SLM LOAD ROUTE VERIFICATION            ________  ________
5620      OFFICE IMAGE CAPTURE-SUPERNODE         ________  ________
5453      DMS-CORE COMMISSIONING                 ________  ________
5615      DMS-BUS COMMISSIONING                  ________  ________
5211      SYSTEM LOADING ENET                    ________  ________
5198      ENET COMMISSIONING                     ________  ________
5184      SPARE CIRCUIT PACK TEST
          DMS-SUPERNODE                          ________  ________
0310      CORE MAINTENANCE (PROC. 4,5,6,7
          SECT. 4.7, 4.8)                        ________  ________
0345      PERIPHERAL MODULE DIAGNOSTICS          ________  ________
0350      TRUNK DIAGNOSTICS                      ________  ________
0831      INSTALLATION AND TEST OF DDU           ________  ________
0177      MAGNETIC TAPE DRIVE TESTS              ________  ________
5472      CABINET ALARM TESTING                  ________  ________
0190      CARRIER INTERFACE CARD FIELD
          EQUALIZATION                           ________  ________
0355      DRAM TESTING                           ________  ________
0461      TONES AND ANNOUNCEMENTS                ________  ________
5623      SYNCHRONIZATION FEATURE TEST           ________  ________
0692      MTX TRUNK OPERATIONAL FEATURE TEST     ________  ________
0693      AMA/CDR TEST                           ________  ________
0385      SPARE CIRCUIT PACK TEST                ________  ________

* All of the Test Criteria set forth in this Annex 3 may not be applicable to the Equipment being ordered by Buyer under a Purchase Order. If a referenced Section is not applicable, "NA" will be written in and Seller and Buyer will initial off appropriately.

     In certain instances it may be necessary for Seller to perform additional Testing, depending on the Equipment being ordered under Buyer's Purchase Order. When this occurs, the Section from Seller's installation manual that the Equipment is to be Tested against will be written in, and following successful completion of the Test, Seller and Buyer will initial off appropriately.








                                      3-1

                                   ANNEX 3*

                          DMS-MTX ACCEPTANCE CRITERIA
                                  (CONTINUED)

                                                 SELLER    BUYER
SECTION             NAME                         INITIALS  INITIALS

0446      OPERATIONAL MEASUREMENT TEST           ________  ________
0690      CSC DATA LINK TEST                     ________  ________
****      O.R.R. (OFFICE RELEASE RECORD)         ________  ________
5159      ASU COMMISSIONING ON LIS (LIU,
          NIU, EIU)                              ________  ________
2161      NORSTAR INSTALLATION                   ________  ________
5203      SOFTWARE AUDIT                         ________  ________
0410      TEST LINE OPERATIONAL TEST             ________  ________
5562      SCSI-DDU INSTALLATION & TESTING
          (1X55FA)                               ________  ________
1581      INSTALLATION & TEST OF DDU             ________  ________
1865      TURBO LINK INSTALLATION & TESTING      ________  ________
5218      XPM PATCHING PROCESS                   ________  ________
5043      LIS LOADING & DIAGNOSTICS              ________  ________
1086      INSTALLATION & COMMISSIONING OF
          DSPM                                   ________  ________









SELLER:________________________    DATE:________________________

BUYER:_________________________    DATE:________________________





























                                      3-2

                  ICP BASED CELL (ANALOG) ACCEPTANCE CRITERIA

SITE:     _____________________    DATE STARTED:  ________________

PROJECT:  _____________________    COEO:          ________________

LOCATION: _____________________    DATE COMPLETED:________________

          _____________________    SELLER REP:    ________________

                                   BUYER REP:     ________________


                                                 SELLER    BUYER
SECTION             NAME                         INITIALS  INITIALS

1290      PROCEDURE TO INSTALL NT800 BASE        ________  ________
1271      POWER AND GROUND VERIFICATION          ________  ________
1269      TESTING THE MASTER OSCILLATOR          ________  ________
1299      TRANSCEIVER DEBUG OPERATION            ________  ________
1298      CELL SITE TRANSCEIVER TRANSMIT TEST    ________  ________
1297      CELL SITE TRANSCEIVER RECEIVE TEST     ________  ________
1296      TRANSCEIVER AUDIO ALIGNMENT            ________  ________
1272      POWER AMPLIFIER MODULE TESTING         ________  ________
1295      COMBINER TUNING AND TESTING            ________  ________
1273      TESTING THE RCMI IN AN NT800
          CELL SITE                              ________  ________
1294      TESTING CELL SITE ALARMS               ________  ________
****      O.R.R. (OFFICE RELEASE RECORD)         ________  ________
1106      CELL SITE EXTENDED SPECTRUM FRAME
          TEST                                   ________  ________
          MOBILE ORIGINATION AND
          TERMINATION TEST                       ________  ________
          (MOBILE TO MOBILE, MOBILE TO LAND,
          LAND TO MOBILE, ALL RADIOS)
1291      CONNECT CUSTOMER FACILITIES TO CELL    ________  ________
5026      MTX-CELL SITE INTEGRATION TEST         ________  ________
5295      LOADING AND COMMISSIONING THE ICRM     ________  ________
1545      ICRM INSTALLATION INTO THE CE1
          FRAME                                  ________  ________




SELLER:________________________    DATE:________________________

BUYER:_________________________    DATE:________________________


















                                      3-3

                 ICP BASED CELL (DIGITAL) ACCEPTANCE CRITERIA

                                                 SELLER    BUYER
SECTION             NAME                         INITIALS  INITIALS

1290      PROCEDURE TO INSTALL NT800 BASE        ________  ________
1271      POWER AND GROUND VERIFICATION          ________  ________
1269      TESTING THE MASTER OSCILLATOR          ________  ________
1299      TRANSCEIVER DEBUG OPERATION            ________  ________
5298      CELL SITE DRU COMMISSIONING TESTS
          WITH IFR 1600                          ________  ________
1272      POWER AMPLIFIER MODULE TESTING         ________  ________
1295      COMBINER TUNING AND TESTING            ________  ________
5295      LOADING AND COMMISSIONING THE ICRM     ________  ________
1294      TESTING CELL SITE ALARMS               ________  ________
****      O.R.R. (OFFICE RELEASE RECORD)         ________  ________
1106      CELL SITE EXTENDED SPECTRUM FRAME
          TEST                                   ________  ________
          MOBILE ORIGINATION AND TERMINATION
          TEST                                   ________  ________
          (MOBILE TO MOBILE, MOBILE TO LAND,
          LAND TO MOBILE, ALL RADIOS)
1291      CONNECT CUSTOMER FACILITIES TO CELL    ________  ________
2176      DIGITAL CELLULAR OVERLAY               ________  ________
1547      DRUM INSTALLATION INTO THE CE1
          FRAME                                  ________  ________





SELLER:________________________    DATE:________________________

BUYER:_________________________    DATE:________________________































                                      3-4

                  ICP BASED CELL (ANALOG/DIGITAL COMBINATION)

                              ACCEPTANCE CRITERIA

                                                 SELLER    BUYER
SECTION             NAME                         INITIALS  INITIALS

1290      PROCEDURE TO INSTALL NT800 BASE        ________  ________
1271      POWER AND GROUND VERIFICATION          ________  ________
1269      TESTING THE MASTER OSCILLATOR          ________  ________
1299      TRANSCEIVER DEBUG OPERATION            ________  ________
5298      CELL SITE DRU COMMISSIONING TESTS
          WITH IFR 1600                          ________  ________
1272      POWER AMPLIFIER MODULE TESTING         ________  ________
1295      COMBINER TUNING AND TESTING            ________  ________
5295      LOADING AND COMMISSIONING THE ICRM     ________  ________
1294      TESTING CELL SITE ALARMS               ________  ________
****      O.R.R. (OFFICE RELEASE RECORD)         ________  ________
1106      CELL SITE EXTENDED SPECTRUM FRAME
          TEST                                   ________  ________
          MOBILE ORIGINATION AND TERMINATION
          TEST                                   ________  ________
          (MOBILE TO MOBILE, MOBILE TO LAND,
          LAND TO MOBILE, ALL RADIOS)
1291      CONNECT CUSTOMER FACILITIES TO CELL    ________  ________
2176      DIGITAL CELLULAR OVERLAY               ________  ________
1547      DRUM INSTALLATION INTO THE CE1
          FRAME                                  ________  ________
1297      CELL SITE TRANSCEIVER RECEIVE TEST     ________  ________
1298      CELL SITE TRANSCEIVER TRANSMIT TEST    ________  ________
1296      TRANSCEIVER AUDIO ALIGNMENT            ________  ________
1273      TESTING THE RCMI IN AN NT800 CELL
          SITE                                   ________  ________
5026      MTX-CELL SITE INTEGRATION TEST         ________  ________



SELLER:________________________    DATE:________________________

BUYER:_________________________    DATE:________________________

























                                      3-5

                                   Reference: Supply Agreement dated
                                   _____________ between Northern Telecom Inc.
                                   and Youngstown Cellular Telephone Company



                                    ANNEX 4

                                TURNOVER NOTICE


TO:       Northern Telecom Inc.
          2435 N. Central Expressway
          Richardson, Texas 75080

          Attention:  Manager, Contract Administration


The undersigned hereby acknowledges that the Equipment located at __________ has been installed and tested by Northern Telecom Inc., is available to be placed in service and Commissioning has been completed as set forth in the referenced Agreement.

The undersigned Buyer further acknowledges the commencement of the Warranty Period as defined in the referenced Agreement as of the date written below.

Date:     ________________________

Buyer:    ________________________

By:       ________________________

Title:    ________________________































                                      4-1

                                   Reference: Supply Agreement dated
                                   ______________ between Northern Telecom
                                   Inc. and Youngstown Cellular Telephone
                                   Company



                               ACCEPTANCE NOTICE



TO:  Northern Telecom Inc.
     2435 N. Central Expressway
     Richardson, Texas 75080

     Attention:  Manager, Contract Administration



Pursuant to the terms and conditions of the referenced Agreement, I, the undersigned Buyer, hereby acknowledge that Northern Telecom Inc. has completed all requirements for Acceptance of the Equipment located at _______________, as set forth in the Agreement and all Annexes, and hereby certify to the final Acceptance of such Equipment.


Date:     ________________________

Buyer:    ________________________

By:       ________________________

Title:    ________________________
































                                      4-2

                                    ANNEX 5

                           SELLER WARRANTY SERVICES

1.0       TAS WARRANTY SERVICES

1.1 If Buyer experiences operational difficulties, Buyer may contact Seller's Technical Assistance Service (TAS) Department. Special remote terminals in the TAS center are used to communicate with Buyer's System to diagnose fault conditions and recommend corrective action.

1.2 This function provides three (3) basic classifications of assistance to a customer:

1.2.1     Emergency Technical Assistance Service

          This service is available to customers who require immediate assistance with operational problems (i.e., loss of call processing, loss of billing). This service is available 24 hours/day, seven days/week. Through verbal reports and remote diagnoses of the System, TAS technicians recommend actions to restore the System to stable operation as quickly as possible.

1.2.2     Routine Technical Assistance Service

          This service is available to customers who require problem isolation/resolution in a Non-Emergency situation. This service is available during normal business hours (8-5 CST, M-F) and is primarily used for analysis of routine technical problems using verbal reports from site personnel and System-generated information.

1.2.3     Technical Information Service

          This service is available during normal working hours to answer the variety of questions about specific System functionality, procedures, operational issues, new features, and other telephony oriented questions.


























                                      5-1

2.0       SERVICES NOT COVERED BY WARRANTY

2.1 Seller will provide technical assistance free of charge during the initial warranty period, as defined in the terms and conditions of the Supply Agreement. Some situations may arise during this no-charge warranty period that will result in a service request being considered as billable. Such situations include, but are not limited to the following:

2.1.1 Requests resulting from problems with equipment not furnished by Seller.

2.1.2 Requests where the problem solution was available via Seller documentation such as NTPs, Advisory Bulletins, and BCS release documents.

2.1.3 Requests that result from customer requested feature patches which alter the design intent of standard Software in order to provide customer requested changes in operations.

2.1.4     Requests for on-site assistance in lieu of remote testing.

2.1.5 Non-emergency requests outside normal business hours (8-5 CST, M-F, Seller Holidays), unless scheduled with appropriate TAS manager in advance.

2.1.6 Requests for assistance in performing System data changes or changes to "write restricted" tables.

2.1.7 Requests for assistance in identifying faulty Hardware or Software for which standard maintenance fault-locating procedures exists.

3.0       PRIORITY CLASSIFICATION

3.1 The TAS Center offers a single point of contact for customers who require assistance to resolve problems which affect the technical operation of their Northern Telecom DMS-MTX equipment.

          TAS is available 24 hours/day, 7 days/week; therefore, the Service Priority Classification System is designed to establish an
























                                      5-2
          interrelationship between the problems and the appropriate level of reaction and resolution. The system is based upon a problem's direct or potential effect upon subscriber service.

          System problems are assigned one of five priority levels as defined in Northern Telecom Practices: "Northern Telecom Service Priority Classification," or as such document may be revised from time to time. The following situations are deemed by Seller to comprise an emergency:

3.2       E1 Degradation and/or Outage.

3.2.1 Central Control (CC) or Computing Module (CM) inability to recover from initialization on the active Central Processing Unit (CPU).

3.2.2     System call processing degraded for a reason such as:

          - a trunk group out of service;

          - 10% or more cellular channels out of service;

          - CDR billing;

          - inability to recover from initialization;

3.3       E2 Potential Degradation and/or Outage.

3.3.1     Standby Central Control (CC) out of service.

3.3.2     Any Central Message Control (CMC), Master Clock, Network Module
          (NM), Input/Output Controller (IOC), Peripheral Processor out of service:

3.3.3     Affecting billing, 50% loss of DDU, MTD with no backup.

4.0       CUSTOMER SERVICE REPORT (CSR) PROCEDURES

4.1       Buyer Responsibility

          It is recommended that the Buyer arrange to have all Engineering and Technical Support personnel attend specified training courses in order to properly utilize existing documentation and diagnostic resources





















                                      5-3
          required to ensure proper day to day operations of its Northern Telecom equipment. Buyer is expected to understand and determine all engineering parameters and to use all locally available resources to troubleshoot and isolate system problems prior to calling Seller TAS for assistance; however, in emergency situations such as System outages, TAS should be notified immediately.

          Whatever the nature of the service call, the more completely the trouble is described, the more efficiently the problem can be analyzed and rectified.

          When a service call is placed with TAS, the following information must be provided;

               - Indicate if the call is an emergency or not;

               - Company name and switch site location;

               - Main telephone number;

               - Contact name and telephone number;

               - Hardware type;

               - Detailed problem description.

          After a service call is placed, Buyer site personnel must be available to take direction from TAS to perform on-site activity required to isolate and resolve the problem.

4.2       TAS Responsibility

          a.   Seller Normal Business Hours

               Routine or Emergency Service calls are taken during normal business hours (8-5 CST, M-F, except Seller holidays).

               The TAS coordinator (Receptionist) will direct the service call to the prime TAS representative assigned to the account. If the prime TAS representative is unavailable, a message may be taken or the call may be referred to a secondary TAS representative. TAS is committed to a same day reply to all messages. Emergency calls are responded to immediately by the first available TAS representative.





















                                      5-4

               The TAS representative taking the service call will request the required customer information, determine if the problem description requires that a Customer Service Report (CSR) be opened (general questions which do not require investigation may not need to be formally documented by a CSR), determine the appropriate priority classification, and respond according to the response objective associated with that classification.

               The TAS representative responsible for the CSR will prioritize all assigned CSRs according to priority classification and will resolve and close the CSR with the Buyer based on classification.

          b.   Outside Normal Business Hours

               Emergency Service Only (E1, E2)

               After-hours service calls are taken by an answering service. The answering service will record the calling party name, company and telephone number and will activate the emergency pager service to page the designated TAS representative on-call. If there is no response within five minutes, the answering service will begin calling home phone numbers and pagers of TAS Managers and other TAS representatives until contact is made. The responding Seller representative will contact Buyer immediately and take appropriate action to resolve the trouble. The service call will be formally documented the next regular business day.

5.0       EMERGENCY SHIPPING SERVICE FOR REPLACEMENT HARDWARE

5.1       For requests received during Seller regular business hours 8:00 a.m.
          - 5:00 p.m. Monday-Friday (excluding holidays), the surcharge shall be $50 per request.

5.2 For requests received outside regular business hours (as defined above), the surcharge shall be $150 per request.



























                                      5-5

                                    ANNEX 6
                               SOFTWARE LICENSE
           NORTHERN TELECOM INC. ("NTI") TELECOMMUNICATIONS PRODUCTS

1. Subject to the terms hereinafter set forth, Northern Telecom Inc., ("NTI") grants to Buyer a personal, non-exclusive license: (1) to use certain Licensed Software, proprietary to NTI or its suppliers, contained as an integral part of the Hardware; and (2) to install and use each item of Licensed Software not an integral part of the Hardware; and (3) to use the associated documentation. Buyer is granted no title or ownership rights in or to the Licensed Software, in whole or in part, which rights if any, as between the parties, shall remain with NTI or its suppliers. The right to use Software or any individual feature thereof may be restricted by a measure of usage of applications based upon the number of devices, subscribers, or some similar measure. Expansion beyond a specified usage level may require payment of an additions fee.

2. NTI considers the Licensed Software to contain "trade secrets" of NTI and/or its suppliers. Such "trade secrets" include, without limitation thereto, the specific design, structure and logic of individual Licensed Software programs, their interactions with other portions of Licensed Software, both internal and external, and the programming techniques employed therein. In order to maintain the "trade secret" status of the information contained within she Licensed Software, the Licensed Software is being delivered to Buyer in object code form only.

3. NTI or its suppliers holding any intellectual property rights in the Licensed Software, and/or any third party owning any intellectual property right in software from which the Licensed Software was derived, are intended third party beneficiaries of this License. All grants of rights to use intellectual property intended to be accomplished by this License are explicitly stated and no additional grants of such rights shall be inferred or created by implication.

4. Buyer warrants to NTI that Buyer is not purchasing the rights granted by this License in anticipation of reselling those rights.

5.    Buyer shall:

5.1 Hold the Licensed Software in confidence for the benefit of NTI and/or suppliers; and

5.2 Keep a current record of the location of each copy of Licensed Software made by it; and

5.3 Use each copy of the Licensed Software only on a single CPU at a time (for this purpose, single CPU shall include systems with redundant processing units); and

5.4 Affix to each copy of Licensed Software made by it, in the same form and location, a reproduction of the copyright notices, trademarks and all other proprietary legends and/or logos of NTI and/or its suppliers, appearing on the original copy of such Licensed Software delivered to Buyer; and retain the same without alteration on all original copies; and

5.5 Destroy the Licensed Software and all copies at such time as the Buyer chooses to permanently cease using it.

6.   Buyer shall not:

6.1 Use the Licensed Software (i) for any purpose other than Buyer's own internal business purposes and (ii) other than as provided by this License; or

6.2 Allow anyone other than Buyers employees and agents to have physical access to the Licensed Software; or

6.3 Make copies of the Licensed Software except such limited number of object code copies in machine readable form only, as may be reasonably necessary for execution or archival purposes only; or

6.4 Make any modifications, enhancements, adaptations, or translations to or of the Licensed Software, except for those resulting from those Buyer interactions with the Licensed Software associated with normal use and explained in the associated documentation; or

6.5 Attempt to reverse engineer, disassemble, reverse translate, decompile, or in any other manner decode the Licensed Software, in order to derive the source code form or for any other reason; or

6.6 Make full or partial copies of any documentation or other similar printed or machine-readable matter provided with Licensed Software unless the same has been supplied in a form by NTI intended for periodic reproduction of partial copies or except limited partial/copies of documentation for Buyer's internal use only; or

6.7 Export or re-export the Licensed Software and/or associated documentation from the fifty states of the United States and the District of Columbia.

7. Buyer may assign collectively its rights under this License to any subsequent owner of the Hardware, but not otherwise except that no such assignment or sublicense may be made to a direct competitor of NTI who manufacturers or sells wireless communications systems. No such assignment shall be valid until Buyer shall delegate all of its obligations under the Agreement to such party, And obtains from the assignee an unconditional written assumption of all of such obligations, and NTI consents, in writing, to such delegation And assumption. NTI shall not unreasonably withhold such consent. Upon completion of such delegation and assumption Buyer shall transfer physical possession of all Licensed Software including all backup copies) to the assignee. Except as provided, neither this License or any rights acquired by Buyer through this License are assignable. Any attempted assignment of rights and/or transfer of Licensed Software not specifically allowed shall be void and conclusively presumed a material breach of this License.

8. If NTI claims a material breach of this License and files an action in a court of competent jurisdiction seeking relief, and a judge issues a court order, or a judgment rendered, that there is a material breach of this License, then Buyer shall be required to return the Software to NTI or its distributor. If Buyer fails to return such Software within five (5) working days after the issuance of the court order or judgment, or in the case of disclosure of the Software to anyone other than Buyer's employees or agents the initial issuance of a court order or judgment, then NTI shall have the right, without further notice, to temporarily terminate Buyer's right to continue to possess and use the Software. If NTI elects to exercise that right, NTI may enter upon the premises of Buyer during regular business hours and take possession of, remove, and retain the Software until such time as the court may order otherwise. For purposes of obtaining injunctive relief hereunder Buyer shall be deemed to have agreed that remedies available at law are not adequate to protect the interests of NTI and/or its suppliers, and to have consented to the equity jurisdiction of the court

9. IN NO EVENT WILL NTI AND/OR ANY OF ITS SUPPLIERS BE LIABLE TO OR THROUGH BUYER FOR: (1) ANY INDIRECT, SPECIAL, INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST SAVINGS, OR INTERRUPTION OF BUSINESS) SUFFERED BY BUYER FOR ANY REASON; (2) ANY DAMAGES SUFFERED BY BUYER AS A RESULT OF BUYER'S FAILURE TO LIVE UP TO BUYER'S OBLIGATIONS UNDER THIS AGREEMENT; (3) ANY CLAIM AGAINST BUYER BY ANY THIRD PARTY FOR DAMAGES OF ANY KIND; ANY OR ALL OF WHICH ARISE FROM OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF SOFTWARE GOVERNED BY THIS AGREEMENT, AND EVEN IF NTI AND/OR ANY OF ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS. EXCEPT AS GRANTED IN THE BODY OF THE AGREEMENT TO WHICH THIS LICENSE IS ATTACHED, THE LICENSED SOFTWARE IS PROVIDED BY NTI "AS IS" AND WITHOUT WARRANTY OF ANY KIND OR NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. THIS LIMITATION OF WARRANTIES WAS A MATERIAL FACTOR IN THE ESTABLISHMENT OF THE LICENSE FEE CHARGED FOR EACH SPECIFIC ITEM OF SOFTWARE LICENSED.




                                      6-1

                                    ANNEX 7

                                 DOCUMENTATION

System Documentation is available through Seller's computer-based information system ("HELMSMANN") as described below:

     HELMSMAN CD-ROM: Includes one (1) compact disc and one (1) application program; CD-ROM reader and interface card are optionally available through Seller for use on Buyer-supplied DOS personal computer. Updates are available at additional costs. (Documents not available on compact disc will be provided in paper format.)




                                      7-1